MC DERMOTT, WILL & EMERY

                                                                    July 22,1999

Via Facsimile

Mr. Matt Troster
Olde Monmouth Stock Transfer Co., Inc.
77 Memorial Parkway - Suite 101
Atlantic Highlands, New Jersey 07716

          RE:    Orex Gold Mines Corporation ("Orex")

Dear Matt:

     Orex has indicated that the Orex stock certificates to be issued in the name of Herald Trust Investments and Warwick Nominees are freely tradeable shares. Such shares are to be issued in reliance on exemption from registration provided by Rule 504 of Regulation D, promulgated under the Securities Act of 1933, as amended.

     If you have any comments or question regarding the foregoing, please do not hesitate to contact me.

                                                Sincerely,



                                                Roland Sanchez-Medina Jr